Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

Barnwell Industries, Inc. Reports Results for its
Second Quarter Ended March 31, 2025

HONOLULU, HAWAII, May 15, 2025 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for its second quarter ended March 31, 2025. For the quarter, the Company had revenue from continuing operations of $3,569,000 and a net loss from continuing operations of $1,538,000 or $0.15 per share. In the prior year quarter ended March 31, 2024, the Company reported quarterly revenue from continuing operations of $4,678,000 and a net loss from continuing operations of $1,306,000 or $0.13 per share.

The net loss from continuing operations for the three months ended March 31, 2025, was due to an increase of $906,000, 72%, in general and administrative expenses due to $978,000 in new expenses related to both a shareholder consent solicitation and a proxy contest as compared to the same period in the prior year. Additionally, the loss was due to a decrease of $500,000 in our land investment segment operating results, before non-controlling interests’ share of such profits, due to the Kukio Resort Land Development Partnerships' sale of two lots in the prior quarter period, whereas no lots were sold in the current quarter period.

Non-Cash Impairment, Oil and Gas Production

The net loss from continuing operations for the three months ended March 31, 2025 included a ceiling test impairment of $52,000 as compared to a $1,677,000 ceiling test impairment in the prior year period, a $1,625,000 decrease.  Additionally, oil and natural gas depletion in the current year period decreased $589,000 as compared to the second quarter in the prior year due to a lower depletion rate due to prior years’ write downs and decreased production. Oil, natural gas and natural gas liquids production decreased 14%, 24% and 13%, respectively, during the three months ended March 31, 2025, compared to the prior year’s quarter.

Sale of our Water Drilling Subsidiary

During the three months ended March 31, 2025, the Company completed the sale of its wholly-owned subsidiary, Water Resources International, Inc. (“Water Resources”) for $1,050,000. Water Resources drilled water wells and water pumping systems in Hawaii and represented our contract drilling segment. As a result of the sale, the Company has reclassified the results of its contract drilling business as discontinued operations for all periods presented. Having previously sold assets held by this segment, the Company recorded a loss of $193,000 on the sale of Water Resources in the quarter ended March 31, 2025.

Proxy Contest, Expenses Increase

The aforementioned consent solicitation and proxy contest are currently on going and costs will continue to be incurred until the matter is resolved. Accordingly, general and administrative expenses will continue to be affected by these matters beyond March 31, 2025. The Company is unable to estimate the amount of such future costs as the matter as such costs will depend upon the future actions to be taken, which are yet to be determined.

Due to these proxy contest costs, incurred and estimated to be incurred, and the impacts of recently imposed tariffs which have caused a reduction in oil prices and have had an impact on the U.S. economy as a whole, we now face greater uncertainty about our oil and natural gas operating cash inflows, which in turn has raised substantial doubt regarding our ability to continue as a going concern.  The Company is investigating potential sources of funding, including debt financing, non-core oil and natural gas property sales and the partial or complete sale of its remaining interests in the Kukio Resort Land Development Partnerships, however, no probable timing or amounts of such funding have yet been secured.

Summary and Outlook

Craig D. Hopkins, CEO, stated, “Our current proxy contest has negatively impacted the Company’s liquidity and hindered its investment and growth opportunities. The completed sale of our contract drilling business will help refocus our efforts and reduce fixed costs in the coming quarters. We are also seeking ways to further reduce costs and enhance profitability. With a streamlined cost structure, Barnwell should be positioned to invest more in operations.  The Company ended the quarter with a working capital deficit of $57,000, including $1,432,000 in cash and cash equivalents.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2025	2024	2025	2024

Revenues	$3,569,000	$4,678,000	$7,503,000	$9,840,000

Net loss from continuing operations attributable to Barnwell Industries, Inc.	$(1,538,000)	$(1,306,000)	$(3,136,000)	$(1,656,000)
Net earnings (loss) from discontinued operations	331,000	(466,000)	12,000	(780,000)
Net loss attributable to Barnwell Industries, Inc.	$(1,207,000)	$(1,772,000)	$(3,124,000)	$(2,436,000)

Basic and diluted net (loss) earnings per share:
Net loss from continuing operations attributable to Barnwell Industries, Inc.	$(0.15)	$(0.13)	$(0.31)	$(0.16)
Net earnings (loss) from discontinued operations	0.03	(0.05)	-	(0.08)
Net loss attributable to Barnwell Industries, Inc.	$(0.12)	$(0.18)	$(0.31)	$(0.24)

Weighted-average shares and equivalent shares outstanding:

Basic and diluted	10,053,534	10,019,172	10,050,319	10,007,905

CONTACT:	Craig D. Hopkins
Chief Executive Officer and President

Phone: (403) 531-1560
Email: info@bocl.ca